EXHIBIT 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Bernard Mariette President Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200
	Investor Relations:	Chad Jacobs/James Palczynski Integrated Corporate Relations (203) 682-8200

— QUIKSILVER, INC. ANNOUNCES OFFERING OF $350 MILLION
SENIOR NOTES DUE 2015 —

     Huntington Beach, California, June 30, 2005 – Quiksilver, Inc. (NYSE: ZQK) today announced that it intends to offer $350 million aggregate principal amount of senior notes due in 2015. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.

     The Company stated that it intends to use the net proceeds of the offering along with borrowings under its credit facility to finance, in part, its acquisition of Skis Rossignol S.A. and to repay certain outstanding indebtedness.

     The securities to be offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

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     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, Radio Fiji and Island Soul labels. Quiksilver also manufactures apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com, http://www.roxy.com, http://www.dcshoecousa.com,
http://www.fidragolf.com, http://www.quiksilveredition.com and http://www.hawkclothing.com
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